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                                  EXHIBIT 99.1



Contact:
Josef W. Rokus, Vice President
508-347-4347



                  GALILEO CORPORATION CHANGES NAME TO NETOPTIX
                      CORPORATION AND NASDAQ SYMBOL TO OPTX

STURBRIDGE, MASSACHUSETTS, September 30, 1999 - Galileo Corporation (Nasdaq:
GAEO) announced today that it has changed its name to NetOptix Corporation effective immediately. The Company's new Nasdaq trading symbol is OPTX effective on October 1, 1999.

The name change was made in recognition of the emergence of the Company primarily as a manufacturer of optical telecommunications components and its focus on developing and manufacturing Dense Wavelength Division Multiplex (DWDM) optical filters. These filters are a key component in fiber optic communications systems to split a single fiber optic channel into multiple wavelengths, thereby permitting a substantial increase in communications capacity. The need for increased capacity stems from the surge in demand fueled, in part, by the growth of Internet traffic.

As previously announced, the Company's subsidiary, Optical Filter Corporation
(OFC), which has developed and is now manufacturing and marketing DWDM optical filters, recently received its first production order for this product. OFC also produces a broad range of optically coated products and operates a state-of-the-art diamond point turning facility.

The Company's other subsidiary, Leisegang Medical, Inc., develops, manufactures and distributes women's health-related medical products, including colposcopes and a variety of diagnostic and surgical devices.

For additional information about NetOptix Corporation visit our website:
WWW.NETOPTIX.COM